Exhibit 21

SUBSIDIARIES OF THE SERVICEMASTER COMPANY

As of February 28, 2006, ServiceMaster had the following subsidiaries:

Subsidiary	State or Country of Incorporation or Organization

ServiceMaster Consumer Services Limited Partnership	Delaware
ServiceMaster Consumer Services, Inc.	Delaware
TruGreen Limited Partnership	Delaware
TruGreen, Inc.	Delaware
ServiceMaster International Holdings, Inc.	Delaware
GreenLawn, Ltd	Canada
TruGreen LandCare L.L.C. [1]	Delaware
TruGreen Companies L.L.C.	Delaware
The Terminix International Company Limited Partnership	Delaware
Terminix International, Inc.	Delaware
ServiceMaster Residential/Commercial Services Limited Partnership	Delaware
SM Clean L.L.C.	Delaware
Merry Maids Limited Partnership	Delaware
MM Maids L.L.C.	Delaware
American Home Shield Corporation [2]	Delaware
AmeriSpec, Inc.	Delaware
Furniture Medic Limited Partnership	Delaware
FM Medic L.L.C.	Delaware
American Residential Services L.L.C.	Delaware
ARS American Residential Services of California, Inc.[3]	California
ServiceMaster Aviation L.L.C.	Illinois
The ServiceMaster Acceptance Company Limited Partnership	Delaware
ServiceMaster Acceptance Corporation	Delaware
ServiceMaster Holding Corporation	Delaware
ServiceMaster BSC L.L.C.	Delaware
ServiceMaster Funding Company L.L.C.	Delaware
ServiceMaster Management Corporation	Delaware
Steward Insurance Company	Vermont

1	TruGreen LandCare L.L.C. has 9 subsidiaries.

2	American Home Shield Corporation has 14 subsidiaries, including AmeriSpec, Inc.

3	ARS American Residential Services of California, Inc. has 12 subsidiaries.